EXHIBIT 10.89

                      ASSUMPTION AND MODIFICATION AGREEMENT
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THISASSUMPTION  AND  MODIFICATION  AGREEMENT
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("Agreement")  is  made  and entered into this 7th day of February. 2000, by and
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between  MARCIE  I. ELLIOTT ("Elliott") and WMCK VENTURE CORPORATION, a Delaware
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corporation  ("Optionee").
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                                    RECITALS:
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1.     ROBERT  J.  ELLIOTT  ("Optionor"),  as  owner in fee of that certain real property ("Real Property") located in the County of Teller, State of Colorado, more particularly described in Exhibit A attached hereto, and the improvements
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and  fixtures  thereon  ("Improvements") (the Real Property and Improvements are
collectively called the "Property"), and Optionee, properly executed and delivered that certain Option Agreement ("Option Agreement"), dated March 25, 1999, pursuant to which Optionor granted to Optionee the option to purchase the Property upon the terms and conditions set forth in the Option Agreement.

2. Optionor and Optionee properly executed and delivered that Memorandum of Option to Purchase ("Memorandum of Option") in respect to the Option Agreement, which was recorded on March 31, 1999 at Reception No. 489749 of the Teller County, Colorado real estate records.

3. Optionor is now deceased. Pursuant to the terms of the Optionor's last will and testament, Elliott shall be appointed as personal representative of the estate of the Optionor (the "Estate") and the Property shall be conveyed from the Estate to Elliott by personal representative's deed ("Personal Representative's deed"), subject to the Option Agreement.

4. Pursuant to the terms and conditions of this Agreement, Elliott and Optionee have mutually agreed to (a) the assumption by Elliott of the Optionor's obligations under the Option Agreement and (b) the modification of the Option Agreement as provided for in this Agreement.


NOW, THEREFORE, in consideration of the execution of this Agreement, the mutual promises contained herein1 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Elliott agrees to proceed promptly, diligently and in good faith (a) to accomplish her appointment as personal representative of the Estate and, promptly after such appointment, (b) to cause letters testamentary, evidencing Elliott's appointment as personal representative of the Estate to be recorded in the Teller County real estate records, (c) to execute, deliver and record in the Teller County real estate records the Personal Representative's Deed conveying the Property to Elliott and (d) to take such other actions as may be reasonably necessary to accomplish such appointment and conveyance.
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     Optionee  agrees  to  proceed  promptly,  diligently  and  in good faith to accomplish the condition under Section 4(d) below, relating to the Title Commitment, unless waived by Optionee.

2. Effective upon the Effective Date (defined in Section 4 below), Elliott hereby irrevocably and unconditionally assumes, covenants, promises and agrees:

(a) to perform each and every covenant, agreement and obligation in the Option Agreement be performed by Optionor; (b) that the representations and warranties of the Optionor are ratified as her own; and (c) to be bound by each and all of the terms and conditions of the Option Agreement as though the Option Agreement had originally been made, executed and delivered by Elliott, as the Optionor.

3. Effective upon the Effective Date (as defined in Section 4 below), Elliott and Optionee agree that the Option Agreement shall be and hereby is modified as follows:

a. Article II and Article III of the Option Agreement shall be modified and restated in their entirety as follows:

                                   ARTICLE II
                           TERM AND MANNER OF EXERCISE
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     2.1     (a)  The Option shall be exercisable by Optionee at any time during the initial period commencing April 1, 1999 and terminating at 12:00 midnight Cripple Creek time on March 31, 2000 (the "Initial Option Period") and provided the Option is extended as set forth in Section 2.1(b) below, at any time during the extended period commencing April 1, 2000 and terminating at 12:00 midnight Cripple Creek time on March 31, 2004 (the "Extended Option Period"), by written notice delivered by the Optionee to Optionor in the manner set forth in Section
19.8 hereof prior to the expiration of the Initial Option Period or Extended Option Period, as applicable. If Optionee fails to exercise the Option on or before the last date applicable for such exercise specified above, the Option and this Agreement shall be null and void and of no further force or effect.

          (b) The Option may be extended for the Extended Option Period by written notice delivered by the Optionee to Optionor in the manner set forth in
Section 19.8 hereof prior to the expiration of the Initial Option Period and payment by the Optionee to Optionor of the sum of Fifteen Thousand and No/l00 Dollars ($15,000.00) as provided for in Section 3.1(b) below.



                                   ARTICLE III
     OPTION  CONSIDERATION
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3.1     (a)  As  consideration for the Option, during the Initial Option Period, the Optionee shall pay to the Optionor the sum of Ten Thousand and No/100 Dollars ($10,000.00) on April 1, 1999, and One Thousand Five Hundred and No/100 Dollars ($1,500.00) per month during the Initial Option Period, commencing with the month of April, 1999.
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(a)     As  consideration for the Extended Option Period, the Optionee shall pay to the Optionor the sum of Fifteen Thousand and No/100 Dollars ($15,000.00) by no later than March 31, 2000. As consideration for the Option, during the Extended Option Period, the Optionee shall pay to the Optionor Two Thousand and No/100 Dollars ($2,000.00) per month thereafter during the Extended Option Period, commencing with the month of April, 2000. In addition, provided the Option has not been previously exercised, the Optionee shall pay to the Optionor the sum of Twenty-Five Thousand and No/100 Dollars ($25,000.00) on March 31, 2001.

(b) The monthly payments during the Initial Option Period and the Extended Option Period, if applicable, shall be paid by the Optionee to the Optionor by the tenth (10th) day of the applicable month by check. In the event a monthly payment is not received by the Optionee by the tenth (10th) of the month, the Optionor shall provide the Optionee with written notice of the same in the manner set forth in Section 19.8 and provided that the Optionor receives the applicable payment within ten (10) days of Optionee's receipt of such notice, together with a late charge ("Late Charge") in the amount of five percent (5.0%) of the late payment, this Option shall continue in full force and effect.

(c) Such monthly payments shall be due and payable during the Initial Option Period or Extended Option Period through the effective date of the Optionee's exercise of the Option, but not thereafter. In the event such effective date is a day other than the last day of the month, the option consideration for such month shall be prorated through the effective date of such exercise.

3.2 In the event Optionee elects to exercise the Option, fifty percent (50%) of all monies paid by the Optionee to Optionor under Section 3.1 above, except Late Charges, if any, shall be credited against the Purchase Price of the Property set forth in Section 4 below.

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     b.     The  notice  address for the Optionor, which appears in Section 19.8 of  the  Option  Agreement  is  amended  to  read  as  follows:

Marcie  I.  Elliott
     247  East  Bennett  Avenue
Cripple  Creek,  Colorado  80813


     With  a  copy  to:
     -------------  --
Tyler  D.  Kraemer,  Esq.
Kraemer,  Kendall  &  Benson
430  North  Tejon,  Suite  300
     Colorado  Springs,  CO  80903-1167

     4. The "Effective Date" shall be the date upon which the last of the following conditions has been satisfied: (a) Elliott shall have been duly appointecf as personal representative of the Estate, (b) letters testamentary shall have been issued, evidencing such appointment, and such letters shall have been recorded in the Teller County real estate records, (c) Elliott, as personal representative of the Estate, shall have executed and delivered the Personal Representative's Deed conveying the Property from the Estate to Elliott and such Personal Representative's Deed shall have been recorded in the Teller County real estate records and (d) unless waived in writing by the Optionee, the Title Commitment (as defined in Section 5.1 of the Option Agreement) shall have been endorsed, at the Optionee's expense, (i) to show, in Paragraph 3 of Schedule A of the Title Commitment, that Elliott is the owner of the Property and (ii) to show the Option Agreement, as modified by this Agreement, as an exception in Schedule B - Section 2 of the Title Commitment.

     Elliott and Optionee agree that Sections 2 and 3 of this Agreement shall become effective upon the occurrence of the Effective Date. Under the terms of the modified Article III (set forth in Section 3 above) from and after March 31, 2000, Option consideration is payable by the Optionee to Elliott in amounts which are in excess of the consideration payable under Option Agreement prior to modification. The parties anticipate that the Effective Date will occur prior to March 31, 2000. Nonetheless, in the event the Effective Date occurs after March 31, 2000, the parties agree that any Additional Option Consideration (as defined below) shall be paid by the Optionee to Elliott within fifteen (15) days of the Effective Date. "Additional Option Consideration" shall be the amount which is equal to (a) the Option consideration payable, up to and including the Effective Date, under the modified Article III minus (b) the Option consideration which
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has  been  paid,  up to and including the Effective Date, by the Optionee to the
Estate  under  Article  III  of  the  Option  Agreement  without  modification.

5. Promptly after the occurrence of the Effective Date (as defined in Section 4 above), the parties agree to execute a Memorandum of Modification of Option to Purchase, in the form and content as Exhibit B, which shall be
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recorded  in  the  Office  of  the  County  Recorder of Teller County, Colorado.

6. This Agreement is a modification only and shall relate back to the date of the execution and delivery of the Option Agreement and, except as provided herein, all of the terms and conditions of the Option Agreement shall remain in full force and effect. Elliott and Optionee ratify and confirm the enforceability of the Option Agreement as assumed by Elliott, as if Elliott was the original Optionor, and modified by this Agreement.
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7.     This  Agreement  may  be executed in counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same agreement.

IN WITNESS WHEREOF, Elliott and Optionee have executed this Agreement on the day and year first above written.

                                   "OPTIONEE"

WMCK  Venture  Corporation,  a  Delaware  corporation


                            By: /s/ Peter Hoetzinger
                         Name:     Peter  Hoetzinger
          Its:     Director


                                    "ELLIOTT"

 /s/  Marcie  I.  Elliott
                    Marcie  I.  Elliott

STATE  OF  COLORADO  )
                                      ) ss.
COUNTY  OF     )

     The foregoing instrument was acknowledged before me this 7th day of February, 2000, by Peter Hoetzinger, as Director of WMCK Venture Corporation, a Delaware corporation.

     WITNESS  my  hand  and  official  seal.

[SEAL]
                    /s/  Lori  Gray
                    Notary  Public

STATE  OF  COLORADO  )
)  ss.
COUNTY  OF     )

     The foregoing instrument was acknowledged before me this 7th day of February, 2000, by Marcie I. Elliott.

WITNESS  my  hand  and  official  seal.
     My  commission  expires:

     /s/LORI  GRAY

     NOTARY  PUBLIC
[SEAL     STATE  OF  COLORADO

                                    EXHIBIT A



             Lot 32, Block 16, Freemont (now Cripple Creek), Teller
County, Colorado, together with all easements, rights of way, licenses, privileges, hereditaments and appurtenances thereto.

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